Exhibit 99.1

Duluth Holdings Inc. Announces Third Quarter Financial Results

Belleville, WI - Dec. 8, 2016 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced its financial results for the fiscal third quarter ended October 30, 2016, and its revised guidance for the fiscal year 2016.

Highlights for the Third Quarter Ended October 30, 2016

•	Net sales increased 21.2% to $67.0 million compared to $55.3 million in the prior-year third quarter
•	Gross margin increased 60 basis points (bps) to 57.8% compared to 57.2% in the prior-year third quarter
•

Net income was $0.5 million, or $0.01 per diluted share, compared to $1.5 million, or $0.06 per diluted share, in the prior-year third quarter. Adjusted for income taxes, pro forma net income for the prior-year third quarter was $0.9 million, or $0.04 per diluted share

•	Adjusted EBITDA[1] was $2.5 million compared to $2.7 million in the prior-year third quarter
•	During the third quarter, the Company opened three new retail stores, two in the Chicago metro market and one in King of Prussia, Pennsylvania, for a total of 12 retail stores and two outlet stores
•	27th consecutive quarter of increased net sales year-over-year

1See reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

“While we have achieved 27 consecutive quarters of increased net sales year-over-year, third-quarter net sales fell short of our expectations. In the latter part of September and through the quarter end in October, we experienced unusually warm weather that extended across the country and this had an impact on our total net sales for the third quarter. This unseasonable weather, coupled with a highly promotional environment, continued into early fourth quarter. As a result, we are revising our 2016 fiscal full-year guidance and now expect net sales in the range of $360 million to $370 million, with corresponding revisions to our EPS and Adjusted EBITDA,” said Stephanie Pugliese, Chief Executive Officer of Duluth Trading.

“Despite the challenging environment we are experiencing right now, our entire team has been operating at the highest level to ensure customer satisfaction and brand integrity. I am especially proud of our team’s execution on opening seven new stores during fiscal 2016, which exceeded our original expectation of three to five new stores this year. In the third quarter we opened three new stores and recently opened two more during the fourth quarter, one in Manassas, Virginia, a suburb of Washington D.C., and the other in Independence, Missouri, a suburb of Kansas City, which brings our total store count to 16. Retail expansion is one of the key drivers of our growth strategy and this year we have successfully expanded our retail presence into large metro markets, as well as establishing a foothold in the Eastern U.S. market where we have a sizable concentration of Duluth customers. We have a proven business model and a strong foundation for growth that makes us confident in delivering our long-term financial goals. ”

Operating Results for the Third Quarter Ended October 30, 2016

Net sales increased 21.2% to $67.0 million, compared to $55.3 million in the same period a year ago. The net sales increase was driven by 12.3% growth in direct net sales and 68.4% growth in retail net sales. Net sales growth was achieved across virtually all product categories. The Company’s website visits increased compared to the prior-year third quarter due to continued marketing efforts, including television advertising and on-line advertising. The increase in retail net sales was primarily attributable to the opening of five new retail stores during the second and third quarters of fiscal 2016, along with the opening of a retail store and outlet store in the prior year third and fourth quarters.

Gross profit increased 22.6% to $38.7 million, or 57.8% of net sales, compared to $31.6 million, or 57.2% of net sales, in the corresponding prior-year period. The increase in gross profit was primarily due to increased net sales. The 60 basis point improvement in gross margin occurred in both our direct and retail segments, and was primarily attributable to improved initial product costs, coupled with a product mix shift to higher margin products.

Selling, general and administrative expenses increased 26.6% to $37.9 million, compared to $30.0 million in the same period a year ago. As a percentage of net sales, selling, general and administrative expenses increased 240 basis points to 56.6%, compared to 54.2%, in the corresponding prior-year period. As a percentage of net sales, advertising and marketing costs decreased 150 basis points to 21.8%, compared to 23.3% in the corresponding prior-year period, primarily due a decrease in women’s television advertising as a result of timing, coupled with a decrease in catalog costs primarily due to the Company’s planned decrease in catalog spend as a percentage of sales, which was partially offset by an increase in on-line advertising.  As a percentage of net sales, general and administrative expenses increased 410 basis points to 19.7%, compared to 15.6% in the corresponding prior-year period, primarily due to increased rent expense and related store opening costs as a result of the increase in new retail store openings, and an increase in personnel expenses, primarily due to new headcount required to support the growth of the business,  coupled with an increase in consulting fees. As a percentage of net sales, selling expense decreased 10 basis points to 15.2%, compared to 15.3% in the corresponding prior-year period, primarily due to a decrease in shipping expense due to favorable shipping rates, coupled with decrease in distribution costs, primarily attributable to the efficient utilization of our expanded Belleville distribution center, which was partially offset by an increase in customer service attributable to the growth in retail.

Net income was $0.5 million, or $0.01 per diluted share, compared to $1.5 million, or $0.06 per diluted share, in the prior-year period. Adjusted for income taxes, pro forma net income for the prior-year period was $0.9 million, or $0.04 per diluted share.

The pro forma net income gives effect to the conversion of the Company to a “C” corporation, which was effective November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period.

Adjusted EBITDA was $2.5 million, or 3.7% of net sales, compared to $2.7 million, or 4.8% of net sales, in the prior-year period.  Duluth Trading defines Adjusted EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes adjusted for the impact of certain items, including non-cash and other items.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $0.2 million, with net working capital of $69.5 million and $26.8 million available on its $40.0 million revolving line of credit.

Revised Fiscal 2016 Outlook

The Company revised its fiscal 2016 outlook as follows:

•	Net sales in the range of $360.0 million to $370.0 million
•	GAAP EPS in the range of $0.52 to $0.60 per diluted share
•	Adjusted EBITDA in the range of $34.0 million to $38.0 million
•	Capital expenditures of $25.0 to $26.0 million[1]

1Fiscal 2016 capital expenditures include the Company’s opening of seven retail stores coupled with the expansion of our distribution center at the Company’s Belleville location and information technology investments.

Long-Term Financial Targets

The Company reaffirmed its long-term financial targets of approximately 20% net sales growth, 25% net income growth and 25% Adjusted EBITDA growth.

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Thursday, December 8, 2016 at 4:30 pm Eastern Time, to discuss the results and answer questions.

•	Live conference call: 844-875-6915 (domestic) or 412-317-6711 (international)
•	Conference call replay available through December 22, 2016: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10097089
•	Live and archived webcast: ir.duluthtrading.com

The Company is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10097089 and enter in their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call on December  8th.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American. Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table “Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA” for a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three and nine months ended October 30, 2016, versus the three and nine months ended November 1, 2015.  Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein are forward-looking statements, including Duluth Trading’s ability to execute on its growth strategies and statements under the headings  “Revised Fiscal 2016 Outlook” and “Long-Term Financial Targets.” You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2016. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

Donni Case (310) 622-8224

Johan Yokay (310) 622-8241

Financial Profiles, Inc.

Duluth@finprofiles.com

# # #

(Tables Follow)

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	October 30, 2016	January 31, 2016

ASSETS
Current Assets:
Cash	$173	$37,873
Accounts receivable	30	20
Other receivables	3,083	76
Inventory, net	96,681	55,303
Prepaid expenses	3,633	3,683
Deferred catalog costs	4,633	1,435
Total current assets	108,233	98,390
Property and equipment, net	45,275	21,529
Restricted cash	1,367	—
Goodwill	402	402
Other assets, net	343	299
Total assets	$155,620	$120,620
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$19,277	$10,611
Accrued expenses and other current liabilities	17,384	12,049
Income taxes payable	—	1,308
Bank overdrafts	2,055	—
Current maturities of long-term debt	62	722
Total current liabilities	38,778	24,690
Long-term line of credit	13,209	—
Finance lease obligations under built-to-suit leases	1,957	—
Long-term debt, less current maturities	731	4,301
Deferred rent obligations, less current maturities	1,249	1,112
Deferred tax liabilities	182	31
Total liabilities	56,106	30,134
Commitments and contingencies
Shareholders' equity:
Capital stock	86,191	85,389
Retained earnings	10,740	3,443
Accumulated other comprehensive loss	—	(27)
Total shareholders' equity of Duluth Holdings Inc.	96,931	88,805
Noncontrolling interest	2,583	1,681
Total shareholders' equity	99,514	90,486
Total liabilities and shareholders' equity	$155,620	$120,620

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended		Nine Months Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net sales	$67,008	$55,296	$201,463	$163,780
Cost of goods sold	28,260	23,692	84,102	69,051
Gross profit	38,748	31,604	117,361	94,729
Selling, general and administrative expenses	37,929	29,958	105,215	84,574
Operating income	819	1,646	12,146	10,155
Interest expense	33	114	108	226
Other income, net	33	44	163	119
Income before income taxes	819	1,576	12,201	10,048
Income tax expense	305	—	4,691	—
Net income	514	1,576	7,510	10,048
Less: Net income attributable to noncontrolling interest	52	67	188	149
Net income attributable to controlling interest	$462	$1,509	$7,322	$9,899
Basic earnings per share (Class A and Class B):
Weighted average shares of common stock outstanding	31,520	23,815	31,520	23,815
Net income per share attributable to controlling interest	$0.01	$0.06	$0.23	$0.42
Diluted earnings per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,294	24,026	32,286	24,289
Net income per share attributable to controlling interest	$0.01	$0.06	$0.23	$0.41
Pro forma net income information (Note 1):
Income attributable to controlling interest before provision for income taxes		$1,509		$9,899
Pro forma provision for income taxes		604		3,960
Pro forma net income attributable to controlling interest		$905		$5,939
Pro forma basic net income per share attributable to controlling interest (Class A and Class B)		$0.04		$0.25
Pro forma diluted net income per share attributable to controlling interest (Class A and Class B)		$0.04		$0.24

Note 1:  The pro forma net income information gives effect to the conversion of the Company to a “C” corporation on November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period. No pro forma income tax expense was calculated on the income attributable to noncontrolling interest because this entity did not convert to a “C” corporation. The pro forma basic and diluted net income per share Class A and Class B common stock is computed using the pro forma net income, as discussed above.

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended
	October 30, 2016	November 1, 2015
Cash flows from operating activities:
Net income	$7,510	$10,048
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,215	1,998
Amortization of stock-based compensation	969	499
Deferred income taxes	151	—
Loss on disposal of property and equipment	3	—
Changes in operating assets and liabilities:
Accounts receivable	(10)	(37)
Other receivables	(3,007)	(654)
Inventory	(40,891)	(31,187)
Prepaid expense	181	(1,248)
Deferred catalog costs	485	311
Trade accounts payable	6,713	4,915
Income taxes payable	(1,308)	—
Accrued expenses and deferred rent obligations	(794)	(1,910)
Net cash used in operating activities	(26,783)	(17,265)
Cash flows from investing activities:
Purchases of property and equipment	(21,026)	(6,553)
Change in restricted cash	(1,367)	—
Purchases of other assets	(80)	(58)
Net cash used in investing activities	(22,473)	(6,611)
Cash flows from financing activities:
Proceeds from line of credit	18,156	64,058
Payments on line of credit	(4,947)	(34,365)
Proceeds from long term debt	—	800
Payments on long term debt	(4,216)	(534)
Payments on capital lease obligations	(14)	(256)
Change in bank overdrafts	2,055	88
Distributions to shareholders	(192)	(13,671)
Distributions to holders of noncontrolling interest in variable interest entity	(30)	(250)
Capital contributions to variable interest entity	744	344
Other	—	(10)
Net cash provided by financing activities	11,556	16,204
Decrease in cash	(37,700)	(7,672)
Cash at beginning of period	37,873	7,881
Cash at end of period	$173	$209
Supplemental disclosure of cash flow information
Interest paid	$116	$156
Income taxes paid	$7,929	$—

DULUTH HOLDINGS INC.

Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net income	$514	$1,576	$7,510	$10,048
Depreciation and amortization	1,264	824	3,215	1,998
Interest expense	33	114	108	226
Income tax expense	305	—	4,691	—
EBITDA	$2,116	$2,514	$15,524	$12,272
Non-cash stock based compensation	354	167	969	499
Payment of grantees' tax liabilities associated with grant of restricted stock awards	—	—	—	1,115
Adjusted EBITDA	$2,470	$2,681	$16,493	$13,886

DULUTH HOLDINGS INC.

Segment Information

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net sales
Direct	$52,271	$46,543	$166,437	$141,241
Retail	14,737	8,753	35,026	22,539
Total net sales	$67,008	$55,296	$201,463	$163,780
Operating income
Direct	$(84)	$126	$8,694	$6,270
Retail	903	1,520	3,452	3,885
Total operating income	819	1,646	12,146	10,155
Interest expense	33	114	108	226
Other income, net	33	44	163	119
Income before income taxes	$819	$1,576	$12,201	$10,048